Exhibit 2.2

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
CARIBBEAN EXPLORATION, INC.

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the “Act”), the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

Article 1. The name of the Corporation is Caribbean Exploration, Inc.

Article 2. The amendment changes Article Four of the Corporation’s Articles of Incorporation by deleting said Article Four in its entirety and replacing it with the following new Article Four:

ARTICLE FOUR

The aggregate number of shares of capital stock that the Corporation will have authority to issue is Five Hundred Million (500,000,000) shares of Common Stock having no par value.

Article 3. The amendment was adopted by written consent of the sole shareholder of the Corporation on June 17, 2004.

Article 4. The amendment has been approved in the manner required by the Act and by the constituent documents of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of the 17th day of June, 2004.

/s/ Dennis McLaughlin
Dennis McLaughlin, President